EXHIBIT 99.1

NEWS
5350 Tech Data Drive
Clearwater, FL 33760
(727) 539-7429

FOR IMMEDIATE RELEASE	SYMBOL: TECD
Tuesday, March 4, 2008	TRADED: NASDAQ/NMS

Tech Data Reports Fourth-Quarter and Fiscal-Year 2008 Results

Record fourth-quarter and fiscal-year net sales; fourth-quarter net income increases nearly 40 percent

Company completes $100 million share repurchase program

CLEARWATER, FL. — Tech Data Corporation, a leading distributor of IT products, today announced results for the fourth-quarter and fiscal year ended January 31, 2008.

Results At A Glance (1)

($ in millions, except per share amounts)	Three months ended January 31, 2008	Three months ended January 31, 2007	Year ended January 31, 2008	Year ended January 31, 2007
Net sales	$6,483.9	$6,121.7	$23,423.1	$21,440.0

Operating income (GAAP)	$72.4	$65.5	$188.4	$(4.2)
Operating income (Non-GAAP)	$73.8	$65.5	$219.0	$164.3

Net income (GAAP)	$50.2	$36.1	$108.3	$(97.0)
Net income (Non-GAAP)	$52.2	$37.1	$138.9	$77.3

Net income per diluted share (GAAP)	$.92	$.66	$1.96	$(1.76)
Net income per diluted share (Non-GAAP)	$.96	$.67	$2.51	$1.40

(1)

Please refer to the GAAP to Non-GAAP Reconciliation that is contained in the attached financial summary. This information is also available on the Investor Relations section of Tech Data’s website at www.techdata.com.

Net sales for the three-month period ended January 31, 2008 reached a fourth-quarter record of $6.5 billion, an increase of 5.9 percent from $6.1 billion in the prior-year period.

Fourth-quarter net income totaled $50.2 million, or $.92 per diluted share compared to net income of $36.1 million, or $.66 per diluted share for the prior-year period, based upon Generally Accepted Accounting Principles (“GAAP”). Results for the fourth quarter of fiscal 2008 included a $1.4 million non-cash charge, or $.03 per diluted share after-tax, for the loss on disposal of subsidiaries related to the company’s decision earlier this year to exit its operations in the United Arab Emirates (UAE). The charge primarily related to foreign currency translation losses recorded during the current year. On a non-GAAP basis, both the fourth quarters of fiscal 2008 and fiscal 2007 included a tax benefit of $.01 per diluted share related to an adjustment for the application of different annual effective tax rates on a GAAP and non-GAAP basis for the year. Excluding the loss on disposal of subsidiaries in the fourth quarter of fiscal 2008 and taking into consideration the $0.01 per share tax benefit for both periods, non-GAAP net income for the fourth quarter of fiscal 2008 totaled $52.2 million, or $.96 per diluted share compared to $37.1 million or $.67 per diluted share for the fourth quarter of fiscal 2007.

Tech Data Reports Fourth-Quarter and Fiscal-Year 2008 Results	Page 2 of 10
March 4, 2008

“We completed fiscal 2008 with another solid quarterly performance. Our Tech Data team delivered worldwide net income growth in the fourth quarter of nearly 40 percent on net sales growth of 5.9 percent. We are pleased with the measurable improvements in our European operations where we generated a fourth quarter non-GAAP operating margin of .90 percent, the highest in twelve quarters,” said Robert M. Dutkowsky, Chief Executive Officer, Tech Data Corporation. “Our market driven sales initiatives and improved inventory management processes, coupled with our efforts to enhance return on capital employed, drove strong results across our Americas and European operations throughout the year. While we're pleased with our progress, we know there are opportunities for continued improvement on all fronts. As we proceed into fiscal 2009, the economic environment remains an important consideration, but we remain cautiously optimistic. We will continue to manage our business responsibly while making wise investments for long-term success.”

Fourth-Quarter Financial Summary

•

Net sales in the Americas (including North America and Latin America) were $2.7 billion, or 42 percent of worldwide net sales, representing an increase of 8.4 percent over the fourth quarter of fiscal 2007 and a decrease of 4.8 percent from the third quarter of fiscal 2008. Net sales in Europe totaled $3.8 billion, or 58 percent of worldwide net sales, representing an increase of 4.2 percent (7.4 percent decrease on a local currency basis) over the fourth quarter of fiscal 2007 and an increase of 22.9 percent (17.1 percent increase on a local currency basis) over the third quarter of fiscal 2008.

•

Gross margin for the fourth quarter of fiscal 2008 was 4.95 percent compared to 4.84 percent in the prior-year fourth quarter. The year-over-year increase in gross margin was primarily attributable to continued improvements in the company’s pricing and inventory management practices in Europe, partially offset by competitive pricing conditions in the Americas.

•

Selling, general and administrative expenses (SG&A) were $247.3 million or 3.81 percent of net sales compared to $230.9 million or 3.77 percent of net sales in the fourth quarter of fiscal 2007. The year-over-year increase in SG&A expenses was attributable to the stronger Euro and related foreign currency translation impact, and investments to support the company’s sales growth and various strategic initiatives.

•

For the fourth quarter of fiscal 2008, worldwide operating income was $72.4 million, or 1.12 percent of net sales. This compared to operating income of $65.5 million, or 1.07 percent of net sales in the fourth quarter of fiscal 2007 which included a $3.6 million benefit, or 6 basis points of operating income, related to a gain on the sale of real estate in the Americas. Excluding the $1.4 million non-cash charge for the loss on disposal of subsidiaries related to the closure of the company’s UAE operations, non-GAAP worldwide operating income for the fourth quarter of fiscal 2008 was $73.8 million, or 1.14 percent of net sales.

•

On a regional basis, operating income in the Americas for the fourth quarter of fiscal 2008 was $42.7 million, or 1.56 percent of net sales compared to $45.7 million, or 1.81 percent of net sales in the fourth quarter of fiscal 2007. The $3.6 million gain on the sale of real estate noted above contributed 14 basis points to the America’s operating income in the prior-year fourth quarter. Excluding the real estate benefit, the operating

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margin decline year-over-year was primarily attributable to the aforementioned competitive pricing conditions and strategic investments. In Europe, the company generated operating income of $32.3 million, or .86 percent of net sales compared to operating income of $22.2 million, or .62 percent of net sales in the fourth quarter of fiscal 2007. Excluding the loss on disposal of subsidiaries, non-GAAP operating income in Europe was $33.7 million, or .90 percent of net sales. Stock-based compensation expense is not included in the regional segment reporting results. These expenses are presented as a separate line item in the company’s segment reporting (see “Supplementary Information” table attached).

•

For the fourth quarter of fiscal 2008, the company incurred an effective tax rate of 24.6 percent which included a net benefit of approximately $4.2 million, or $.08 per diluted share, for the reversal of a deferred tax asset valuation allowance for Brazil, offset in part, by reserves established related to tax audits in certain European jurisdictions.

•

The $(1.7) million of minority interest represents the company’s Brightstar Europe joint venture partner’s share of losses incurred during the fourth quarter of fiscal 2008. The joint venture commenced sales in August 2007, but did not have a material impact on fiscal 2008 results.

•

Cash provided by operations during the fourth quarter of fiscal 2008 totaled $55.6 million. For the fiscal year ended January 31, 2008, the company generated $357.4 million in cash from operations. The company continues to enjoy excellent liquidity and financial flexibility with a cash position of $447.3 million at January 31, 2008.

•

During the fourth quarter of fiscal 2008, the company repurchased approximately 2.7 million shares of common stock at a cost of $99.7 million, completing the company’s $100 million share repurchase program initiated in September 2007.

Fiscal-Year Results

Net sales for the fiscal year ended January 31, 2008 were $23.4 billion, an increase of 9.2 percent from $21.4 billion in the fiscal year ended January 31, 2007. On a regional basis, net sales in the Americas represented 47 percent of net sales, and increased 10.4 percent to $11.0 billion from $9.9 billion in the prior-year period. Europe represented 53 percent of net sales, and increased 8.2 percent (1.4 percent decrease on a local currency basis) to $12.4 billion from $11.5 billion for the fiscal year ended January 31, 2007.

Gross margin for the fiscal year ended January 31, 2008 was 4.84 percent, up from 4.70 percent in the prior-year comparable period. The increase in gross margin was primarily attributable to improvements in the company’s pricing and inventory management practices in Europe, partially offset by competitive pricing conditions in the Americas.

For the fiscal year ended January 31, 2008, on a GAAP basis, the company recorded operating income of $188.4 million, or .80 percent of net sales, compared with an operating loss of $(4.2) million, or (.02) percent of net sales, in the prior-year period. On a non-GAAP basis, excluding a $14.5 million loss on disposal of subsidiaries related to the company’s decision to exit its operations in Israel and the UAE and $16.1 million in restructuring charges primarily related to the closure of a European logistics center, operating income for the fiscal year ended January 31, 2008 totaled $219.0 million, or .93 percent of net sales. This compared to non-GAAP operating

Tech Data Reports Fourth-Quarter and Fiscal-Year 2008 Results	Page 4 of 10
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income of $164.3 million, or .77 percent of net sales for the fiscal year ended January 31, 2007, excluding a non-cash charge of $136.1 million for goodwill impairment and $32.4 million in restructuring charges and consulting costs related to the European operations.

The company recorded net income on a GAAP basis of $108.3 million, or $1.96 per diluted share, for the fiscal year ended January 31, 2008 compared to a net loss of $(97.0) million, or $(1.76) per diluted share, in the prior-year period. Net income for the fiscal year ended January 31, 2007 included $3.9 million in income from discontinued operations related to the sale of the European training business. On a non-GAAP basis, excluding the loss on disposal of subsidiaries and restructuring charges noted above, net income was $138.9 million, or $2.51 per diluted share for the fiscal year ended January 31, 2008 compared to non-GAAP net income of $77.3 million, or $1.40 per diluted share for the fiscal year ended January 31, 2007. Non-GAAP net income for the fiscal year ended January 31, 2007 excluded the goodwill impairment, restructuring charges and consulting costs noted above and an $8.4 million increase in the valuation allowance against certain deferred tax assets related to European tax jurisdictions.

Business Outlook

Statements made regarding the company’s business outlook are based on current expectations and the company’s internal plan. These statements are forward-looking and, as outlined in the company’s periodic filings with the Securities and Exchange Commission, actual results may differ materially. For the first quarter ending April 30, 2008, the company anticipates net sales to be in the range of $5.65 billion to $5.80 billion. This assumes mid-single digit year-over-year growth in the Americas and a low single-digit decline in Europe on a local currency basis.

Webcast Details

Tech Data will be discussing its fourth-quarter results and first-quarter business outlook on a conference call today at 9:00 a.m. ET. A webcast of the call, including supplemental schedules, will be available to all interested parties and can be accessed at www.techdata.com (Investor Relations section). The webcast will be available for replay until 5:00 p.m. ET on Tuesday, March 11, 2008.

Non-GAAP Financial Information

The non-GAAP data contained in this release is included with the intention of providing investors a more complete understanding of our operational results and trends, but should only be used in conjunction with results reported in accordance with Generally Accepted Accounting Principles ("GAAP"). Non-GAAP measures presented in this release or other releases, presentations and similar documents issued by the company, exclude restructuring charges, certain consulting costs, impairment charges, changes in valuation allowances for certain deferred tax assets, extraordinary gains or losses and other infrequent or unusual items. A detailed reconciliation of the adjustments between results calculated using GAAP and non-GAAP in this release is contained in the attached financial summary. This information is also available for review on the Investor Relations section of Tech Data’s website at www.techdata.com.

Forward-Looking Statements

Certain matters discussed in this news release are forward-looking statements, based on the company's current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: intense competition both domestically and internationally; narrow profit margins; dependence on information systems; potential adverse effects of acquisitions; exposure to natural disasters, war

Tech Data Reports Fourth-Quarter and Fiscal-Year 2008 Results	Page 5 of 10
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and terrorism; dependence on independent shipping companies; potential impact of labor strikes; risk of declines in inventory value; product supply and availability; changes in vendor terms and conditions; loss of significant customers; credit exposure due to the deterioration in the financial condition of our customers; the inability to obtain required capital; fluctuations in interest rates; foreign currency exchange risks and exposure to foreign markets; the impact of changes in income tax and other regulatory legislation; changes in accounting rules; and the volatility of common stock. Additional discussion of these and other factors affecting the company's business and prospects is contained in the company's periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company's Investor Relations website at www.techdata.com. All information in this release is as of March 4, 2008. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company's expectations.

About Tech Data

Founded in 1974, Tech Data Corporation (NASDAQ GS: TECD) is a leading distributor of IT products, with more than 90,000 customers in over 100 countries. The company's business model enables technology solution providers, manufacturers and publishers to cost-effectively sell to and support end users ranging from small-to- midsize businesses (SMB) to large enterprises. Ranked 109th on the FORTUNE 500(R), Tech Data generated $23.4 billion in net sales for its fiscal year ended January 31, 2008. For more information, visit www.techdata.com.

FOR MORE INFORMATION CONTACT:

Jeffery P. Howells, Executive Vice President and Chief Financial Officer

727-538-7825 (jeff.howells@techdata.com)

or

Kristin Wiemer Bohnsack, Director, Investor Relations and Shareholder Services

727-532-8866 (kristin.wiemer@techdata.com)

Tech Data Reports Fourth-Quarter and Fiscal-Year 2008 Results	Page 6 of 10
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TECH DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

(In thousands, except per share amounts)

	Three months ended January 31,		Fiscal year ended January 31,
	2008	2007	2008	2007
Net sales	$6,483,879	$6,121,691	$23,423,078	$21,440,445
Cost of products sold	6,162,776	5,825,229	22,288,670	20,433,674

Gross profit	321,103	296,462	1,134,408	1,006,771
Selling, general and administrative expenses	247,319	230,926	915,434	851,097
Goodwill impairment	—	—	—	136,093
Loss on disposal of subsidiaries	1,350	—	14,471	—
Restructuring charges	—	—	16,149	23,764

Operating income (loss)	$72,434	$65,536	$188,354	$(4,183)
Net interest expense and other	7,866	12,745	22,475	41,251
Net foreign currency exchange loss (gain)	221	1,226	(3,994)	(15)

Income (loss) from continuing operations before income taxes and minority interest	$64,347	$51,565	$169,873	$(45,419)
Provision for income taxes	15,835	15,506	65,163	55,508

Income (loss) from continuing operations before minority interest	$48,512	$36,059	$104,710	$(100,927)
Minority interest	(1,664)	—	(3,559)	—

Income (loss) from continuing operations	50,176	36,059	108,269	(100,927)
Discontinued operations, net of tax	—	—	—	3,946

Net income (loss)	$50,176	$36,059	$108,269	$(96,981)

Net income (loss) per common share – basic:
Continuing operations	$.92	$.66	$1.97	$(1.83)
Discontinued operations	—	—	—	.07

Net income (loss)	$.92	$.66	$1.97	$(1.76)

Net income (loss) per common share – diluted:
Continuing operations	$.92	$.66	$1.96	$(1.83)
Discontinued operations	—	—	—	.07

Net income (loss)	$.92	$.66	$1.96	$(1.76)

Weighted average common shares outstanding:
Basic	54,262	54,766	54,904	55,129
Diluted	54,607	55,011	55,287	55,129

Tech Data Reports Fourth-Quarter and Fiscal-Year 2008 Results	Page 7 of 10
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TECH DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(In thousands)

	January 31, 2008	January 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$447,340	$265,006
Accounts receivable, net	2,659,446	2,464,735
Inventories	1,642,317	1,556,008
Prepaid expenses and other assets	173,879	122,103

Total current assets	4,922,982	4,407,852
Property and equipment, net	129,139	140,762
Goodwill	2,966	2,966
Other assets, net	165,848	152,284

Total assets	$5,220,935	$4,703,864

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Revolving credit loans	$18,315	$77,195
Accounts payable	2,288,740	2,011,203
Current portion of long-term debt	1,243	2,376
Accrued expenses and other liabilities	570,266	500,514

Total current liabilities	2,878,564	2,591,288
Long-term debt	363,639	363,604
Other long-term liabilities	58,011	46,252

Total liabilities	3,300,214	3,001,144

Total shareholders' equity	1,920,721	1,702,720

Total liabilities and shareholders' equity	$5,220,935	$4,703,864

Tech Data Reports Fourth-Quarter and Fiscal-Year 2008 Results	Page 8 of 10
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TECH DATA CORPORATION AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATION (UNAUDITED)

(In thousands, except per share amounts)

	Three months ended January 31,		Fiscal year ended January 31,
	2008	2007	2008	2007
Operating Income
GAAP operating income (loss)	$72,434	$65,536	$188,354	$(4,183)
Goodwill impairment	—	—	—	136,093
Loss on disposal of subsidiaries (1)	1,350	—	14,471	—
Restructuring charges (2)	—	—	16,149	23,764
Other costs (3)	—	—	—	8,596

Non-GAAP operating income	$73,784	$65,536	$218,974	$164,270

Net Income
GAAP income (loss) from continuing operations	$50,176	$36,059	$108,269	$(100,927)
Discontinued operations, net of tax	—	—	—	3,946

GAAP net income	50,176	36,059	108,269	(96,981)
Goodwill impairment	—	—	—	136,093
Loss on disposal of subsidiaries (1)	1,350	—	14,471	—
Restructuring charges (2)	—	—	16,149	23,764
Other costs (3)	—	—	—	8,596
Tax effect on non-GAAP adjustment items	705	1,026	(10)	(2,502)
Deferred tax assets valuation allowance	—	—	—	8,352

Non-GAAP net income	$52,231	$37,085	$138,879	$77,322

Net Income per Diluted Share (4)
GAAP net income (loss) per share from continuing operations	$.92	$.66	$1.96	$(1.83)
Discontinued operations, net of tax	—	—	—	.07

GAAP net income per share	.92	.66	1.96	(1.76)
Goodwill impairment	—	—	—	2.46
Loss on disposal of subsidiaries (1)	.03	—	.26	—
Restructuring charges (2)	—	—	.29	.43
Other costs (3)	—	—	—	.16
Tax effect on non-GAAP adjustment items	.01	.01	—	(.04)
Deferred tax assets valuation allowance	—	—	—	.15

Non-GAAP net income per diluted share	$.96	$.67	$2.51	$1.40

Weighted average common shares outstanding
Diluted	54,607	55,011	55,287	55,289

(1)	Loss on disposal of subsidiaries relates to the exit of the company’s operations in the UAE and Israel.
(2)	Restructuring charges for the fiscal year ended January 31, 2008 include $18.1 million related to the closure of a European logistics center and $(2.0) million for changes in estimates related to the European restructuring program. Restructuring charges for the fiscal year ended January 31, 2007 relate to the company’s European restructuring program completed in October 2006.
(3)	Other costs represent consulting costs related to the company’s European restructuring program completed in October 2006.
(4)	Periods that incurred a GAAP net loss per share from continuing operations are calculated using basic weighted average common shares outstanding located on the Consolidated Statement of Operations.

Tech Data Reports Fourth-Quarter and Fiscal-Year 2008 Results	Page 9 of 10
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TECH DATA CORPORATION AND SUBSIDIARIES

SUPPLEMENTARY INFORMATION (UNAUDITED)

(In thousands)

	Three months ended January 31, 2008		Three months ended January 31, 2007
GAAP Operating Income by Segment	Operating Income	Operating Margin	Operating Income	Operating Margin
Americas	$42,694	1.56%	$45,660	1.81%
Europe	32,335.86%		22,257.62%
Stock-based compensation	(2,595)	(.04)%	(2,381)	(.04)%

Worldwide total	$72,434	1.12%	$65,536	1.07%

	Three months ended January 31, 2008		Three months ended January 31, 2007
Non-GAAP Operating Income by Segment	Operating Income	Operating Margin	Operating Income	Operating Margin
Americas	$42,694	1.56%	$45,660	1.81%
Europe	33,685.90%		22,257.62%
Stock-based compensation	(2,595)	(.04)%	(2,381)	(.04)%

Worldwide total	$73,784	1.14%	$65,536	1.07%

	Three months ended January 31, 2008		Three months ended January 31, 2007
GAAP to Non-GAAP Reconciliation of Europe Operating Income	Operating Income	Operating Margin	Operating Income	Operating Margin
GAAP operating income		$32,335.86%	$22,257.62%
Loss on disposal of subsidiaries (1)	1,350.04		—	—

Non-GAAP Europe operating income		$33,685.90%	$22,257.62%

(1)	Loss on disposal of subsidiaries relates to the exit of the company’s operations in the UAE.

Tech Data Reports Fourth-Quarter and Fiscal-Year 2008 Results	Page 10 of 10
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TECH DATA CORPORATION AND SUBSIDIARIES

SUPPLEMENTARY INFORMATION (UNAUDITED)

(In thousands)

	Fiscal year ended January 31, 2008		Fiscal year ended January 31, 2007
GAAP Operating Income (Loss) by Segment	Operating Income	Operating Margin	Operating Income (Loss)	Operating Margin
Americas	$170,685	1.55%	$160,720	1.61%
Europe	27,956.23%		(156,930)	(1.37)%
Stock-based compensation	(10,287)	(.04)%	(7,973)	(.04)%

Worldwide total	$188,354.80%		$(4,183)	(.02)%

	Fiscal year ended January 31, 2008		Fiscal year ended January 31, 2007
Non-GAAP Operating Income (Loss) by Segment	Operating Income	Operating Margin	Operating Income (Loss)	Operating Margin
Americas	$170,685	1.55%	$160,720	1.61%
Europe	58,576.47%		11,523.10%
Stock-based compensation	(10,287)	(.04)%	(7,973)	(.04)%

Worldwide total	$218,974.93%		$164,270.77%

	Fiscal year ended January 31, 2008		Fiscal year ended January 31, 2007
GAAP to Non-GAAP Reconciliation of Europe Operating Income (Loss)	Operating Income	Operating Margin	Operating Income (Loss)	Operating Margin
GAAP operating income (loss)	$27,956.23%		$(156,930)	(1.37)%
Goodwill impairment	—	—	136,093	1.19
Loss on disposal of subsidiaries (1)	14,471.12		—	—
Restructuring charges (2)	16,149.12		23,764.21
Other costs (3)	—	—	8,596.07

Non-GAAP Europe operating income	$58,576.47%		$11,523.10%

(1)	Loss on disposal of subsidiaries relates to the exit of the company’s operations in the UAE and Israel.
(2)	Restructuring charges for the fiscal year ended January 31, 2008 include $18.1 million related to the closure of a European logistics center and $(2.0) million for changes in estimates related to the European restructuring program. Restructuring charges for the fiscal year ended January 31, 2007 relate to the company’s European restructuring program completed in October 2006.
(3)	Other costs represent consulting costs related to the company’s European restructuring program completed in October 2006.